Exhibit 10.4

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 (“Amendment”) to that certain Employment Agreement between Deerfield Capital Management LLC, a Delaware limited liability company (“Deerfield”), and Jonathan W. Trutter (“Employee”), dated as of June 26, 2004 (“Original Employment Agreement”), is made and entered into as of the 11th day of May, 2009.  Any capitalized term not otherwise defined herein shall have the same meaning given to such term in the Original Employment Agreement.

W I T N E S S E T H

WHEREAS, the Original Employment Agreement expires pursuant to its terms on or about June 25, 2009;

WHEREAS, Deerfield wishes to retain the services of Employee for an additional period, and Employee wishes to provide services to Deerfield, on amended terms and conditions; and

WHEREAS, Deerfield and Employee agree that certain terms and conditions of the Original Employment Agreement must be amended, with all other terms and conditions to remain in full force and effect,

NOW, THEREFORE, in consideration of the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Deerfield and Employee agree that following sections shall supersede and replace in their entirety the corresponding sections of the Original Employment Agreement:

1.             Employment.

(a) Term.  The term of Employee’s employment under this Agreement shall commence on June 25, 2009, and shall conclude on December 31, 2010, unless sooner terminated according to Section 3 of this Agreement (the “Term”).  Except as provided in Section 8(i) of this Agreement, or as is otherwise agreed in writing between the parties, this Agreement shall terminate upon expiration of the Term.

2.             Compensation and Benefits.

(b)           Bonus.

(i)            Guaranteed Bonus.  Deerfield shall pay to Employee a cash bonus for services rendered during fiscal year 2009 in an amount equal to the cash bonus Employee received from Deerfield for fiscal year 2008 (which was $783,750).  Further, subject to the terms of this Section 2(b)(i), Deerfield shall pay to Employee a cash bonus for services rendered during fiscal year 2010 in an amount equal to Fifty Percent

(50%) of the cash bonus Employee received from Deerfield for fiscal year 2008.  The bonus for fiscal year 2009 shall be paid to Employee no later than March 15, 2010 in accordance with Deerfield’s standard bonus payment policies, and the bonus for fiscal year 2010 shall be paid to Employee no later than March 15, 2011 in accordance with Deerfield’s standard bonus payment policies; provided, however, that Employee must be an employee of Deerfield at the time the payment of the respective bonus is due.

Notwithstanding the foregoing, in the event a Change of Control (as such term is defined as of the date hereof in Deerfield’s First Amended and Restated Stock Incentive Plan) occurs during fiscal year 2010, the amount of the bonus Employee shall be entitled to receive for services rendered in fiscal year 2010 shall be increased to an amount equal to One Hundred Percent (100%) of the cash bonus Employee received from Deerfield for fiscal year 2008 if, following such Change of Control, Employee is either terminated without Cause or Employee’s duties and responsibilities are substantially diminished from his duties and responsibilities in effect as of the date hereof.

(d)           Intentionally omitted.

3.             Termination.

(a) Termination by Deerfield without Cause; Termination by Employee for Good Reason.

(i)            This Agreement and Employee’s employment may be terminated at any time prior to December 31, 2010, by Deerfield without “Cause” (as defined below) (other than by reason of Employee’s death or “Disability” (as defined below)) following the delivery of a “Notice of Termination” (as defined below) to Employee. In addition, this Agreement and Employee’s employment hereunder may be terminated at any time prior to December 31, 2010 by Employee for “Good Reason” (as defined below) following the delivery of a Notice of Termination to Deerfield.

(ii)           If Employee’s employment is terminated by Deerfield without Cause (other than by reason of Employee’s death or Disability) or by Employee for Good Reason (A) Employee shall be entitled to receive any unpaid Guaranteed Bonus payments) for fiscal year 2009 and fiscal year 2010 as set forth in Section 2(b)(i) and in accordance with the normal bonus payment practices of Deerfield, (B) Employee shall continue to receive the Base Salary Employee would have received through December 31, 2010 in accordance with the normal payroll payment practices of

Deerfield and (C) Deerfield will pay the Employee the Retention Bonus within 90 days following the fifth anniversary of the Effective Date to the extent it has not been previously paid.  Except as set forth above, Employee shall have no further rights to any compensation (including any Base Salary or bonus) or any other benefits under this Agreement.  All other benefits, if any, due Employee following a termination pursuant to this Section 3(a) shall be determined in accordance with the plans, policies and practices of Deerfield; provided, however, that Employee shall not participate in any severance plan, policy or program of Deerfield.

(b)           Termination for Cause.

(iii)          In the event Employee’s employment is terminated pursuant to this Section 3(b), Employee shall be entitled to receive Employee’s Base Salary through the date of termination and any earned but unpaid bonus for any fiscal year preceding the fiscal year in which the termination occurs. Employee shall have no further rights to any compensation or any other benefits under this Agreement.  All other benefits, if any, due Employee following a termination pursuant to this Section 3(b) shall be determined in accordance with the plans, policies and practices of Deerfield; provided, however, that Employee shall not participate in any severance plan, policy or program of Deerfield.

(c)           Termination due to Death or Disability.  This Agreement and Employee’s employment shall terminate immediately upon Employee’s death or, following delivery of a Notice of Termination by Deerfield to Employee, due to Employee’s Disability. In the event Employee’s employment is terminated pursuant to this Section 3(c), Employee (or Employee’s estate, as the case may be) shall be entitled to receive Employee’s Base Salary through the date of termination and any earned but unpaid bonus for any fiscal year preceding the fiscal year in which the termination occurs.  Employee (or Employee’s estate, as the case may be) shall have no further rights to any compensation (including any Base Salary or bonus) or any other benefits under this Agreement.  All other benefits, if any, due Employee (or Employee’s estate, as the case may be) following a termination pursuant to this Section 3(c) shall be determined in accordance with the plans, policies and practices of Deerfield; provided, however, that Employee (or Employee’s estate, as the case may be) shall not participate in any severance plan, policy or program of Deerfield. For purposes of this Agreement, “Disability” shall mean: Employee’s physical or mental incapacity as a result of which Employee is unable for a period of ninety (90) days during any one hundred eighty (180) day period to perform Employee’s duties with substantially the same level of quality as immediately prior to such incapacity.

6.             Non Competition and Other Covenants.

(a)           Employee reaffirms all obligations and commitments in the letter agreement between Employee and Deerfield dated April 9, 2009 (“April 2009 Letter Agreement”).

(b)           In addition to the obligations and commitment in Section 6(a) of this Agreement, as amended, during the term of this Agreement and for a period equal to the earlier of two years from the date Employee’s employment is terminated for any reason and December 31, 2012 (except as otherwise provided in Section 6(b)(i) below), Employee shall not:

(i)            engage in any Prohibited Competition Activity anywhere in the United States of America; provided, however, that, solely with respect to the Prohibited Competition Activity described in clause (ii) of the definition thereof, the obligations and commitment set forth in this Section 6(b)(i) shall be applicable only for a period equal to the earlier of six months from the date of the last payment of Base Salary to Employee required by Section 3 of this Agreement and July 1, 2011.  Employee acknowledges and agrees that the market for Investment Management Services rendered by Employee on behalf of Deerfield includes the entire United States of America;

(ii)           solicit or induce, whether directly or indirectly, any Person for the purpose (which need not be the sole or primary purpose) of (A) causing any funds (other than funds of which Employee and/or members of Employee’s Immediate Family are the sole beneficial owners) with respect to which Deerfield or any of its Affiliates provides Investment Management Services to be withdrawn from such management, or (B) causing any Client (including any Potential Client) not to engage Deerfield or any of its Affiliates to provide Investment Management Services for any additional funds; provided, however, that this clause (ii)(B) shall not be applicable to Clients (including Potential Clients) who are also members of the Immediate Family of Employee;

(iv)          (A) solicit or induce, or attempt to solicit or induce, directly or indirectly, any employee or agent of, or consultant to, Deerfield or any of its Affiliates to terminate its, his or her relationship therewith, or (B) hire or engage any employee, external researcher or similar agent or consultant, or former employee, external researcher or similar agent or consultant of Deerfield or any of its Affiliates who was employed by or acted as an external researcher or similar agent or consultant of Deerfield or any of its Affiliates at any time during the eighteen (18) month period preceding such hiring or engagement of such Person.

8.             Miscellaneous.

(g)           Entire Agreement. This Agreement constitutes the entire agreement between the parties as of the Effective Date and supersedes all previous agreements and understandings between the parties with respect to the subject matter hereof, including Employee’s employment agreement with Deerfield and D&C dated January 1, 2002 (the “Prior Employment Agreement”), except for the April 2009 Letter Agreement and the letter agreement between

Employee and Deerfield dated May 11, 2009, which shall remain in full force and effect.

(k)           Intentionally omitted.

Except as specifically amended herein, all provisions of the Original Employment Agreement remain in effect through the entire Term.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

Date:	May 11, 2009

EMPLOYEE		DEERFIELD CAPITAL MANAGEMENT LLC

/s/ Jonathan W. Trutter		/s/ Robert A. Contreras
Jonathan W. Trutter		By: Robert A. Contreras
Its: General Counsel